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                              EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement") is executed on this ____ day of October, 1999 by and between RESOURCE AMERICA, INC., a Delaware corporation having its principal place of business at 1521 Locust Street, Philadelphia, Pennsylvania 19102 ("RAI") and N ANCY J. MCGURK ("McGurk").

                                   BACKGROUND

         A. Since 1989, McGurk has been an officer of RAI and currently she serves as Vice President, Chief Accounting Officer and Treasurer of RAI.

         B. McGurk and RAI desire to formally set forth the terms, conditions and agreements regarding McGurk's employment Vice President, Chief Accounting Officer and Treasurer of RAI.

                                      TERMS

         NOW, THEREFORE, in consideration of the mutual promises set forth herein, and intending to be legally bound thereby, RAI and McGurk agree as follows:

         1. Employment. During the term of this Agreement, McGurk shall be employed as the Vice President, Chief Accounting Officer and Treasurer of RAI.

         2. Duties. McGurk shall report to and accept direction from the Chairman of the Board of Directors of RAI and from the Board. McGurk shall serve RAI diligently and to the best of her abilities.

         3. Term. McGurk's employment thereunder shall continue in full force and effect for a period of three (3) years, unless sooner terminated in accordance with the provisions hereof. Such term shall automatically extend so that on any day that this Agreement is in effect, it shall have a then current term of three (3) years. Such automatic extensions shall cease upon RAI's written notice to McGurk of its election to terminate this Agreement at the end of the three (3) year period then in effect.

         4.  Compensation.

             (a) Base Compensation. During the period of employment, RAI shall pay to McGurk "Base Compensation" to be established by the Board, initially in an amount equal to One Hundred Fifty Thousand Dollars ($150,000.00) per annum base compensation which McGurk, under existing arrangements approved by the Board, is to receive during calendar 1999 (the "Initial Level"). The Base Compensation will be payable in accordance with the general payroll practices by which RAI pays its executive officers, and the historical practice of RAI's

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compensation of McGurk. It is understood that RAI, through the compensation committee of the Board, will review McGurk's performance on an annual basis and increase or decrease (but in no event below the Initial Level) such Base Compensation, based upon McGurk's performance.

             (b) Incentive Compensation. During the period of employment McGurk may receive incentive compensation in the form of cash bonus payments, stock option grants and other forms of incentive compensation, based upon McGurk's performance.

             (c) Reimbursement of Expenses. RAI shall reimburse McGurk for all reasonable expenses incurred by McGurk in the performance of her duties, including (without limitation) expenses incurred during business-related travel.

         5.  Benefits.

             McGurk shall be entitled to receive the following benefits from RAI independent of any other benefits which McGurk may receive from RAI or otherwise:

             (a) Participation in Benefit Plans. McGurk will participate in all employee benefit plans in effect during the term of McGurk's employment thereunder.

             (b) Temporary Disability. During any period that McGurk fails to perform her duties thereunder as a result of incapacity due to physical or mental illness McGurk shall continue to receive her full compensation at the rate then in effect for such period until her employment is terminated pursuant to paragraph 6(b) hereof.

         6.  Termination.

             McGurk's employment thereunder shall terminate as follows:

             (a) Death. McGurk's employment shall terminate automatically upon the death of McGurk.

             (b) Disability. RAI may terminate this Agreement if McGurk becomes disabled by reason of any physical or mental disability whatsoever for more than two hundred forty (240) days in the aggregate during any calendar year and the Board determines, that McGurk, by reason of such physical or mental disability, is rendered unable to perform her duties and services thereunder (a "Disability");

             (c) Termination by McGurk for Cause. McGurk may terminate her employment for cause upon thirty (30) days' prior written notice to RAI, with opportunity to cure any condition reasonably susceptible of cure. For the


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purposes of this paragraph 6(c), cause shall be deemed to exist if any of the following shall occur: (i) without the written consent of McGurk, a substantial change in the services or duties required of McGurk thereunder or the imposition of any services or duties substantially inconsistent with, or in diminution of McGurk's current position, services or duties, or status with RAI; (ii) failure to continue McGurk's coverage under any RAI benefit plan as required under paragraph 5(a) except pursuant to a change to a benefit plan that applies to senior executives of RAI generally or is required by law or regulation; or (iii) any material breach by RAI of any provision of this Agreement;

             (d) Termination by McGurk Without Cause. McGurk may terminate this Agreement without cause upon one hundred eighty (180) days prior written notice to RAI.

             (e) Change of Control. McGurk may, in her discretion, terminate her employment upon a Change in Control by sending a Notice of Termination.

             (f) Termination by RAI. In accordance with paragraph 3 hereof, RAI may terminate this Agreement at the end of the then current three (3) year term.

         7.  Effect of Termination.

             (a) Death. Upon the termination of McGurk's employment pursuant to paragraph 6(a) hereof due to McGurk's death, a death benefit shall be paid to McGurk's estate equal to the total amount payable to McGurk under this Agreement until expiration of the term then in effect, assuming that McGurk's total compensation for each year would be equal to the Average Compensation. The death benefit shall be paid in thirty-six (36) equal, consecutive monthly installments, beginning the first month following the month in which McGurk shall have died.

             (b) Disability. Upon the termination of McGurk's employment pursuant to paragraph 6(b) hereof due to McGurk's disability, McGurk shall be entitled to receive a monthly disability benefit equal to one twelfth (1/12) of the product of (i) the Average Compensation, multiplied by (ii) seventy-five percent (75%). The disability benefit described above shall be paid to McGurk, beginning the first month following the termination pursuant to paragraph 6(b). McGurk's disability benefit shall cease if she resumes her employment with RAI on the terms provided in this Agreement. Disability payments made under this paragraph shall not be reduced by any payments made directly to McGurk by an insurance company.

             (c) For Cause; Change of Control. Upon the termination of this Agreement either (i) by McGurk for cause pursuant to paragraph 6(c) hereof, (ii) by McGurk pursuant to paragraph 6(e) after a Change in Control or (iii) by RAI pursuant to section 6(f) hereof, then RAI shall provide to McGurk the benefits described in Section 7(c)(1) and 7(c)(2) below (the "Severance Benefits").


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                 (1) Lump-Sum Severance Payment. In lieu of any further
compensation payments to McGurk for periods subsequent to the Date of Termination, RAI shall pay to McGurk a lump sum severance payment, in cash, without discount, equal to the sum of the total amount payable to McGurk under this Agreement until expiration of the term then in effect, assuming that McGurk's total compensation for each year would be equal to the Average Compensation.

                 (2) Continued Benefits. For a thirty-six (36) month period after the Date of Termination (the "Benefits Period"), RAI shall provide McGurk with group term life insurance, health insurance, accident and long-term disability insurance benefits (collectively, "Welfare Benefits") substantially similar in all respects to those that McGurk was receiving immediately prior to the Date of Termination (without giving effect to any reduction in such benefits subsequent to a Change in Control). During the Benefits Period, McGurk shall be entitled to elect to change her level of coverage and/or her choice of coverage options with respect to the Welfare Benefits to be provided by RAI to McGurk to the same extent that actively employed senior executives of RAI are permitted to make such changes.

                 (3) Vesting of Options. Upon any termination of this Agreement, the vesting of all options to purchase securities of RAI granted to McGurk during her employment with RAI shall be accelerated to the later of the effective date of termination of this Agreement, or six months after the date such option was granted, and any provision contained in the agreements under which such options were granted that is inconsistent with such acceleration is thereby modified to the extent necessary to provide for such acceleration; such acceleration shall not apply to any option that by its terms would vest prior to the date provided for in this paragraph 7(d).


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         8.  Gross-Up Payment.

             (a) In the event that (i) McGurk becomes entitled to any benefits or payments in connection with the termination of McGurk's employment, whether pursuant to the terms of this Agreement or otherwise, including without limitation the Severance Benefits (collectively, the "Total Benefits"), and (ii) any of the Total Benefits will be subject to the Excise Tax, RAI shall pay to McGurk an additional amount (the "Gross-Up Payment") such that the net amount retained by McGurk, after deduction of any Excise Tax on the Total Benefits and any federal, state and local income taxes, Excise Tax, and FICA and Medicare withholding taxes upon the payment provided for by this paragraph 8(a), shall be equal to the Total Benefits. For purposes of determining whether any of the Total Benefits will be subject to the Excise Tax and the amount of such Excise Tax, the amount of the Total Benefits that shall be treated as subject to the Excise Tax shall be equal to the amount of the Total Benefits reduced by the amount of such Total Benefits that, in the opinion of tax counsel selected by McGurk, at RAI's expense and reasonably acceptable to RAI ("Tax Counsel"), are not excess parachute payments (within the meaning of Section 28OG(b)(1) of the Code).

             (b) For purposes of this Section 8, McGurk shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Excise Tax is (or would be) payable and state and local income taxes at the highest marginal rate of taxation in the state and locality of McGurk's residence on the Date of Termination, net of the reduction in federal income taxes which could be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under Section 68 of the Code in the amount of itemized deductions allowable to McGurk applies first to reduce the amount of such state and local income taxes that would otherwise be deductible by McGurk). Except as otherwise provided herein, all determinations required to be made under this Section 8 shall be made by Tax Counsel.

             (c) In the event that the Excise Tax is subsequently determined to be less than the amount taken into account thereunder at the time of termination of McGurk's employment, McGurk shall repay to RAI, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the Gross-Up Payment being repaid by McGurk to the extent that such repayment results in a reduction in Excise Tax, FICA and Medicare withholding taxes and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account thereunder at the time of the termination of McGurk's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the


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Gross-Up Payment), RAI shall make an additional Gross-Up Payment to McGurk in respect of such excess (plus any interest, penalties or additions payable by McGurk with respect to such excess) at the time that the amount of such excess is finally determined.

         9.  Indemnification.

             (a) If McGurk is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (herein a "proceeding"), by reason of the fact that she is or was an employee (which term includes officer, director, agent and any other capacity) of RAI or is or was serving at the request of RAI as an employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as an employee or agent or in any other capacity while serving as an employee or agent, McGurk shall be indemnified and held harmless by RAI to the fullest extent authorized by applicable law, against all expense, liability and loss (including, but not limited to, attorneys' fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) incurred or suffered by McGurk in connection therewith and such indemnification shall continue as to McGurk after she has ceased to be a director, officer, employee or agent and shall inure to the benefit of McGurk's heir, executors, and administrators; provided, however, that RAI shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by McGurk (other than a proceeding to enforce this paragraph 9) only if such proceeding (or part thereof) was authorized directly or indirectly by the Board of RAI. The right to indemnification conferred in this paragraph shall be a contract right and shall include the right to be, promptly upon request, paid by RAI the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Business Corporation Law of the Commonwealth of Pennsylvania requires the payment of such expenses incurred by an employee in her capacity as an employee (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, payment shall be made only upon delivery to RAI of an undertaking, by or on behalf of McGurk, to repay all amounts so advanced if it shall ultimately be determined that such employee is not entitled to be indemnified under this paragraph or otherwise.

             (b) The indemnification provided by this paragraph shall not be limited or exclude any rights, indemnities or limitations of liability to which McGurk may be entitled, whether as a matter of law, under the Certificate of Incorporation, By-laws of RAI, by agreement, vote of the stockholders or disinterested directors of RAI or otherwise.


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             (c) McGurk, in seeking indemnification under this Agreement (an
"Indemnitee"), shall give the other party or parties (the "Indemnitor") prompt written notice of any claim, suit or demand that the Indemnitee believes will give rise to indemnification under this Agreement; provided, however, that the failure to give such notice shall not affect the liability of the Indemnitor under this Agreement unless the failure to give such notice materially and adversely affects the ability of the Indemnitor to defend itself against or to cure or mitigate the damages. Except as hereinafter provided, the Indemnitor shall have the right (without prejudice to the right of the Indemnitee to participate at its expense through counsel of its own choosing) to defend and to direct the defense against any such claim, suit or demand, at the Indemnitor's expense and with counsel chosen jointly by Indemnitor and Indemnitee, and the right to settle or compromise any such claim, suit or demand; provided, however, that the Indemnitor shall not, without the Indemnitee's written consent, which shall not be unreasonably withheld, settle or compromise any claim or consent to any entry of judgment. The Indemnitee shall, at the Indemnitor's expense, cooperate in the defense of any such claim, suit or demand. If the Indemnitor, within a reasonable time after notice of a claim fails to defend the Indemnitee, the Indemnitee shall be entitled to undertake the defense, compromise or settlement of such claim at the expense of and for the account and risk of the Indemnitor.

             (d) McGurk will be covered during the entire term of this Agreement by Officer and Director liability insurance in amounts and on terms similar to that afforded to other executives and/or directors of RAI or its affiliates, which such insurance shall be paid by RAI.

         10. Definitions. Any terms not otherwise defined herein shall have the following meaning:

             (a) "Average Compensation" means the average of the three highest amounts of annual total compensation received by McGurk during any of the then current calendar year (on an annualized basis) and the then preceding eight (8) calendar years.

             (b) "Board" means the Board of Directors of RAI.

             (c) A "Change in Control" means the occurrence of any of the following events:

                 (1) RAI's shareholders approve (or, in the event no approval of RAI's shareholders is required, RAI consummates) a merger, consolidation, share exchange, division or other reorganization or transaction of RAI (a "Fundamental Transaction") with any other corporation, other than a Fundamental Transaction which would result in the voting securities of RAI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being


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converted into voting securities of the surviving entity) at least sixty percent
(60%) of the combined voting power immediately after such Fundamental
Transaction of (i) RAI's outstanding securities, (ii) the surviving entity's outstanding securities, or (iii) in the case of a division, the outstanding securities of each entity resulting from the division;

                 (2) the shareholders of RAI approve a plan of complete, liquidation or winding-up of RAI or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of RAI's assets;

                 (3) during any period of twenty-four consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by RAI's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board; or

                 (4) the commencement of a proxy or other contest or effort to effectuate the events set forth in the foregoing subparagraphs (c)(1), (2) or
(3) above.

             (d) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

             (e) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

             (f) "Excise Tax" means any excise tax imposed under Section 4999 of the Code or a similar provision that may later be enacted.

             (g) "Notice of Termination" After a Change in Control, McGurk may terminate this Agreement by sending a written notice to RAI that shall (i) specify the date of termination (the "Date of Termination") which shall not be more than sixty (60) days from the date such Notice of Termination is given,
(ii) indicate the specific provisions of this Agreement that will apply upon such termination and (iii) set forth in reasonable detail the facts and circumstances for the application of the provisions indicated.

             (h) "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act and shall also include any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

             (i) "RAI" means Resource America, Inc., a Delaware corporation and any direct or indirect subsidiary of RAI by which McGurk is employed. References


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to payments, benefits, privileges or other rights to be provided by RAI or such subsidiary by which McGurk is employed, as the case may be, will correspond to the corporate entity obligated to make payments or provide benefits, privileges or other rights pursuant to employee benefit plans affected by the provisions hereof, and in the absence of any such existing plans or provisions, such reference shall be deemed to be to RAI. RAI shall also mean any successor by merger or other business combination to more than one-half of the assets or ownership of RAI.

         11. Miscellaneous.

             (a) Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect such validity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained herein, provided that such invalid, illegal or unenforceable provision(s) shall first be curtailed, limited or eliminated only to the extent necessary to remove such invalidity, illegality or unenforceability with respect to the applicable law as it shall then be applied.

             (b) Modification of Agreement. This Agreement shall not be modified by any oral agreement, either expressed or implied, and all modifications hereof shall be in writing and signed by the parties hereto.

             (c) Waiver. The waiver of any right under this Agreement by any of the parties hereto shall not be construed as a waiver of the same right at a future time or as a waiver of any other rights under this Agreement.

             (d) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving affect to the principles of conflicts of laws.

             (e) Notices. Any notice to be given pursuant to this Agreement shall be sufficient if in writing and mailed by certified or registered mail, postage-prepaid, to the addresses listed below, or to such other address as either party may notify the other of in accordance with this section.

             If to RAI:

             Resource America, Inc.
             1521 Locust Street
             Suite 400
             Philadelphia, PA  19102


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             If to McGurk:

             Nancy J. McGurk
             2876 South Arlington Road
             Akron, OH 44312

             (f) Duplicate Originals and Counterparts. This Agreement may be executed in any number of duplicate originals or counterparts or facsimile counterparts, each of such duplicate original or counterpart or facsimile counterpart shall be deemed to be an original and all taken together shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement on October ___, 1999.


                                                 RESOURCE AMERICA, INC.


                                                 By:____________________________



                                                 NANCY J. MCGURK

                                                 _______________________________



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